                                                                     Exhibit 2.1

                          SECURITIES PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               XGI TECHNOLOGY INC.

                                       AND

                      TRIDENT MICROSYSTEMS (FAR EAST) LTD.

                          EFFECTIVE AS OF JUNE 10, 2003

                          SECURITIES PURCHASE AGREEMENT

         This SECURITIES PURCHASE AGREEMENT (this "AGREEMENT"), is entered into as of June 10, 2003 (the "EFFECTIVE DATE"), by and between XGI TECHNOLOGY INC., a Taiwanese corporation, having its principal place of business located at 4th floor, No. 25, Alley 18, Lane 81, Jiangung 2nd RD., Hsinchu City, Taiwan 300, R.O.C. ("XGI"), and TRIDENT MICROSYSTEMS (FAR EAST) LTD., a Cayman Islands, B.W.I. corporation, having its principal place of business located at Ugland House, South Church Street, Grand Cayman, Cayman Islands, B.W.I. ("TMFE") regarding the purchase of all outstanding shares of XGI Cayman Ltd. ("XGIC"), a wholly owned subsidiary of TMFE.

         WHEREAS, on or before the Closing of the transactions contemplated in this Agreement, TMFE will transfer to XGIC certain assets and liabilities held by it relating to the business of the design and manufacture of graphics semiconductors for personal computers as conducted by it and its affiliated entities, pursuant to an Asset Purhase Agreement by and between TMFE and XGIC (the "ASSET AGREEMENT"), and

         WHEREAS, TMFE wishes to sell to XGI, and XGI wishes to purchase from TMFE, all of the outstanding shares of XGIC Common Stock, all of which is held by TMFE, subject to the terms and in the manner further set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties, conditions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 ANCILLARY AGREEMENTS. "ANCILLARY AGREEMENTS" means: (i) the Asset Agreement (as defined above), (ii) the Cross License Agreement (as defined in
Section 4.2), (iii) an Administrative Services Agreement by and between XGIC's US subsidiary and Trident Microsystems, Inc. ("TMI"), (iv) a License Agreement by and between TMFE or an affiliate of TMFE and XGIC or an affiliate of XGIC for a royalty based license of intellectual property related to the digital media business for use of such intellectual property in the Personal Computer Systems (as defined in Section 5.4) and (v) such other documents, agreements or instruments as the parties may mutually agree are necessary or desirable in order to achieve the purposes hereof.

         1.2 ASSETS. "ASSETS" means the Seller Assets as defined in the Asset Agreement.

         1.3 CLOSING DATE. "CLOSING DATE" means the effective date and time of the sale and issuance of XGIC Stock to XGI, which shall be 12:01 a.m., Pacific Time, June 30, 2003, or such other date as TMFE and XGI may agree.

         1.4 CONSENTS. "CONSENTS" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approvals).

         1.5 GOVERNMENTAL APPROVALS. "GOVERNMENTAL APPROVALS" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         1.6 GOVERNMENTAL AUTHORITY. "GOVERNMENTAL AUTHORITY" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory or administrative authority or Governmental Authority.

         1.7 GRAPHICS BUSINESS. "GRAPHICS BUSINESS" shall mean the operations conducted by XGIC or its affiliates with the Assets and liabilities.

                                    ARTICLE 2

             AUTHORIZATION AND SALE OF SHARES; CLOSING AND DELIVERY

         2.1 AUTHORIZATION. TMFE has authorized the sale pursuant to the terms and conditions hereof of all of the outstanding shares of XGIC Common Stock (the "STOCK"), representing all of XGIC's fully-diluted capitalization.

         2.2 SALE. Subject to the terms and conditions hereof, at the Closing (as such term is hereinafter defined), TMFE will sell and transfer to XGI, all of the Stock for an aggregate purchase price of (i) NT $450,000,000 and
(ii) US $1,000,000.

         2.3 CLOSING; CLOSING DATE. Unless otherwise provided in this Agreement, or in any agreement to be executed in connection with this Agreement, the effective time and date of each sale and issuance of the Stock (the "CLOSING") shall be made on the Closing Date, and shall be held at the offices of Gray Cary Ware & Freidenrich LLP, 153 Townsend Street, Suite 800, San Francisco, California 94133, or such other place as TMFE and XGI shall agree. "CLOSING DATE" means the effective date and time of the sale and issuance of Stock to XGI, which shall be the earlier of (i) 12:01 a.m., Pacific Time, June 30, 2003, or (ii) three (3) days after satisfaction of the conditions set forth in Section 4 have been met.

         2.4 DELIVERY. Subject to the terms of this Agreement, at the Closing TMFE will deliver to XGI a stock certificate representing the Stock against delivery to TMFE at the Closing of the purchase price of the Stock by note, cash, check payable in immediately available funds or wire transfer or any combination of the foregoing.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF TMFE. TMFE hereby represents and warrants to XGI, and agrees, that, except as set forth on TMFE Disclosure Schedule attached hereto as Exhibit A, which exceptions shall be deemed to be representations and warranties as if made hereunder:

                  (a) Organization and Standing. XGIC is a corporation duly organized and validly existing under, and by virtue of, the laws of the Cayman Islands and is in good standing under such laws. TMFE and XGIC each have the requisite corporate power to own and operate their respective properties and Assets and to carry on their business as presently conducted.

                  (b) Corporate Power. TMFE has all requisite legal and corporate power to enter into this Agreement, to sell and transfer the Stock hereunder, to consummate the Closing and to carry out and perform its obligations under the terms of this Agreement.

                  (c) Subsidiaries. XGIC does not control, directly or indirectly, or have an interest in, any other corporation, association or business entity, other than wholly-owned subsidiaries formed or to be formed for the purpose of conducting business in the United States and China.

                  (d) Capitalization. The authorized capital stock of XGIC consists exclusively of the Stock and no shares of Preferred Stock. The Common Stock has the rights, preferences and privileges set forth in XGIC's Charter. The Stock has been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding preemptive or other rights, plans, options, warrants, conversion rights or agreements for the purchase or acquisition from XGIC of any shares of its capital stock.

                  (e)      Authorization.

                  (i) All corporate action on the part of TMFE, its officers, directors and stockholders necessary for (x) the sale and transfer of the Stock pursuant hereto and (y) the execution, performance and delivery by TMFE of this Agreement have been taken or will be taken prior to the Closing hereunder. This Agreement is a valid and binding obligation of TMFE enforceable against it in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditor's rights and rules or laws concerning equitable remedies.

                  (ii) The Stock is validly issued, fully paid and nonassessable and will be free of any liens, encumbrances or security interests; provided, however, that the Stock may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or otherwise required by such laws at the time a transfer is proposed.

         (f) Brokers or Finders; Other Offers. TMFE has not incurred, and will not incur, directly or indirectly, as a result of any action taken by TMFE, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         (g) Financial Statement and other Information. TMFE has made available to XGI such information regarding the financial results, business, assets, liabilities and operations of XGIC as XGI has requested.

         3.2      REPRESENTATIONS AND WARRANTIES OF XGI.

                  (a) Representations and Warranties by XGI. XGI represents and warrants to TMFE that, except as set forth on XGI Disclosure Schedule attached hereto as Exhibit B, which exceptions shall be deemed to be representations and warranties as if made hereunder (provided that the following representations shall not in any way limit or restrict TMFE from relying on the representations and warranties made by XGI in this Agreement):

                           (i)      XGI is a corporation duly organized and
validly existing under, and by virtue of, the laws of Taiwan and is in good standing under such laws. XGI has the requisite corporate power to own and operate its properties and Assets and to carry on its business as presently conducted and as proposed to be conducted.

                           (ii)     XGI has all requisite right, power and
authority to enter into and perform XGI's obligations under this Agreement, and this Agreement constitutes a valid and binding obligation of XGI enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

                           (iii)    No Consent, approval or authorization of or
designation, declaration or filing with any Governmental Authority on the part of XGI is required in connection with the valid execution and delivery of this Agreement except that XGI must receive approval from the Investment Commission, Ministry of Economic Affairs of the R.O.C. to purchase the Stock.

                                    ARTICLE 4

                               CLOSING CONDITIONS

         4.1 CONDITIONS TO CLOSING OF BOTH PARTIES. The obligation of TMFE and XGI to consummate the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in writing by the parties:

                  (a) Accuracy of Representations. The representations and warranties of each party set forth in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date.

                  (b) Performance of Covenants. Each of the covenants and obligations that either party is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

                  (c) Consents. All Consents (including all Governmental Approvals, approvals or authorizations required in connection with the valid execution and delivery of this Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement, shall have been obtained, made or given and the same shall be in full force and effect as of the Closing Date and not rescinded.

                  (d) Legal Investment. At the time of the Closing, the purchase of the Stock by XGI hereunder shall be legally permitted by all laws and regulations to which TMFE and XGI are subject.

                  (e) Payments Due. Any payment due from one party to the other under Section 5.1 shall have been made, or agreements reached for the calculation and delivery thereof.

         4.2 ADDITIONAL CONDITIONS TO CLOSING OF XGI. The obligation of XGI to consummate the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in writing by XGI:

                  (a) Asset Agreement. The transactions contemplated by the Asset Agreement by and between TMFE and XGIC shall have closed. TMFE undertakes that TMFE shall have been transferred all the Graphic Business to XGIC. TMFE further undertakes to cause Trident Microsystems Inc. to issue an undertaking to such effect that confirms the Graphic Business is transferred in full.

                  (b) Cross License Agreement. XGIC and TMI shall have entered into the form of License Agreement substantially in the form attached hereto as Exhibit C (the "CROSS LICENSE AGREEMENT").

                  (c) Agreements and Documents. The following agreements and documents shall have been delivered to XGI, shall be reasonably satisfactory to XGI in form and substance, and shall be in full force and effect, subject only to the Closing:

                                    (i)      A certificate, executed on behalf
of TMFE by an officer of TMFE, confirming that the conditions set forth in this
Article 4 have been satisfied.

                                    (ii)     A copy of XGIC's charter and the
bylaws (as amended through the Closing Date), certified as true and correct copies thereof as of the Closing Date;

                                    (iii)    Good standing certificate or
similar documentation for XGIC issued by the appropriate governmental and tax authorities, dated within ten (10) days of the Closing Date; and

                                    (v)      A duly executed stock certificate
representing the Stock.

         4.3 ADDITIONAL CONDITIONS TO CLOSING OF TMFE. The obligation of TMFE to consummate the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived in writing by TMFE:

                  (a) TMFE or its affiliate shall have received an opinion from its investment bank that the financial terms of the transactions contemplated hereby is fair to TMFE and its affiliates.

                  (b) Offer letters for employment, executed by XGI and/or its affiliates and in form acceptable to both parties shall have been offered to all the persons listed on Schedule 5.2(f)(vi) hereto (the "GRAPHICS EMPLOYEES"), on terms no less favorable than (and, in any event, with respect to non-management employees, initially the same cash compensation as) the terms in effect on the Effective Date, and providing each such employee credit for prior service at the affiliate of TMFE for purposes of benefits (including, without limitation, accrued vacation), unless prohibited by law or existing benefit plan provisions; provided that nothing herein shall be construed to assure any employee of employment or any other benefit.

                                    ARTICLE 5

                 OPERATING EXPENSES; LIABILITIES; MISCELLANEOUS

         5.1 OPERATING EXPENSES. If the Closing has not occurred by June 30, 2003, (and unless the Closing has become impossible) then the parties agree that, thereafter, XGI shall be obligated to control the Graphics Business, and shall have all the economic benefit of, and bear all the expense and costs of (with such costs and expenses to be funded by XGI to TMFE or its affiliates on a weekly basis), the Graphics Business, and TMFE and its affiliates will take such actions to assist XGI to operate the Graphics Business as reasonably necessary; provided however, that the Graphics Business must have been transferred to XGIC and XGIC will have full legal and economic ownership to the Assets unless otherwise agreed to by XGIC with the consent of XGI. The Parties shall enter into a management agreement pursuant to which it will be agreed that XGI shall manage the Graphics business and, at the request of either party, enter into such further agreements as may be necessary to effect the understandings set forth in this Section 5.1 and agree to use their best efforts to close the transaction contemplated by this Agreement in accordance with the provisions of this Agreement.

         5.2 NON-SOLICIT OF EMPLOYEES. From and after the Closing Date until the five (5) year anniversary of the Closing Date, TMFE shall not, shall cause its parent not, and shall not permit any of its majority owned subsidiaries, directly or indirectly, to solicit or entice any person employed as of the Closing Date by XGI or any subsidiary of XGI to leave the employment of XGI or any subsidiary of XGI.

         5.3 COOPERATION; AUDIT. TMFE and XGI agree to use their commercially reasonable efforts to cause the conditions set forth in Sections 4 and 5 of this Agreement to be satisfied on a timely basis. TMFE shall provide (and TMFE shall cause its affiliates to provide) to XGI and its representatives, upon three (3) days prior notice, reasonable access during normal business hours to personnel records for the Graphics Employees, work papers and other information related to the Assets and the Graphics Business; provided however, that XGI shall have only two (2) such audit requests.

         5.4 NON-COMPETE. Beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, TMFEshall not, shall cause its parent not, and shall not permit any of its majority owned subsidiaries, directly or indirectly, engage in a Competitive Business Activity anywhere in the Restricted Territory. "COMPETITIVE BUSINESS ACTIVITY" means (i) designs, manufacturing or selling integrated circuits incorporating the XGIC Technology, as defined in the Cross License Agreement, (or Derivative Works, as defined in the Cross License Agreement, thereof developed by or form TMI), where such integrated circuits are primarily designed and/or marketed for use in Personal Computer Systems, and/or (ii) sublicensing the XGIC Technology to third parties, except under the terms that include restrictions substantially similar to those set forth in clause (i) above. For avoidance of doubt, the inclusion of elements of the XGIC Technology in integrated circuits that are not designed and/or marketed for incorporation into the Personal Computer Systems shall not constitute a Competitive Business Activity. "PERSONAL COMPUTER SYSTEM" means a single user stand alone computer using a Microsoft Windows operating system and a data bus standard compatible with the Peripheral Component Inter Connect standard developed by Intel Corporation. For the avoidance of doubt, the following shall not constitute Personal Computer Systems: (i) devices that connect directly to or that communicate with Personal Computer Systems, including without limitation, handheld devices, monitors, and digital cameras; and (ii) other consumer electronics, including without limitation set top boxes, televisions and digital recorders.

         5.5 LIABILITIES. After the Closing, neither party shall be liable to the other for breaches of representations or warranties herein, except that:
(i) TMFE shall be liable to XGIC and its affiliates if any of the Assets described in the Asset Agreement have not been transferred, in which case the obligation of TMFE shall be to cause the delivery of such Asset, or otherwise deliver the benefit thereof and (ii) TMFE shall be liable for liabilities arising out of the Graphics Business other than Seller Liabilities, which are being assumed by XGIC, arising prior to June 30, 2003 and XGIC shall be liable for liabilities arising out of the Graphics Business after June 30, 2003. Notwithstanding anything set forth above, with respect to liabilities arising from, or relating to, the XGIC Technology, TMFE will not be liable to XGIC or its affiliates in an amount in excess of $3,500,000. Any claim for damages under this Section 5.5 must be made in writing within 12 months of the Closing Date.

         5.6 NOTICE OF CLAIMS. If a third party asserts a claim or action against TMFE or its affiliates based on the XGIC Technology, then TMFE shall provide, and shall cause its affiliates to provide, prompt notice to XGI of such claim or action.

         5.7 ENTIRE AGREEMENT. This Agreement and the exhibits and schedules referenced or attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         5.8 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Delaware, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods.

         5.9 NOTICES. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

                  if to TMFE:

                           Trident Microsystems (Far East) Ltd.
                           Attn: President
                           Unit 2-5, 5/F
                           Future Plaza
                           111-113 How Ming Street
                           Kwun Tong, Kowloon
                           Hong Kong

                  with a copy to:

                           Gray Cary Ware & Freidenrich LLP
                           Attn: J. Howard Clowes
                           153 Townsend Street, Suite 800
                           San Francisco, California 94107

                  if to XGI:

                           XGI TECHNOLOGY INC.
                           Attn: President
                           4th floor, No. 25, Alley 18
                           Lane 81, Jiangung 2nd RD.
                           Hsinchu City, Taiwan 300
                           R.O.C.

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         5.10 PARTIES IN INTEREST. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, shall be binding upon and inure to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         5.11 COUNTERPARTS. This Agreement, including the exhibits and schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         5.12 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party may assign this Agreement to a successor entity in conjunction with such party's reincorporation, or in conjunction with a change of control event. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

         5.13 SEVERABILITY. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         5.14 FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         5.15 AMENDMENT. Except as otherwise explicitly set forth herein, no change, waiver or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

         5.16 TERMINATION. This Agreement may be terminated prior to the Closing Date:

                  (a)      by mutual written consent of TMFE and XGI;

                  (b) by either TMFE or XGI if the Closing shall not have been consummated by August 31, 2004 (unless the failure to consummate the Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing Date);

                  (c) by either TMFE or XGI if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing.

         5.17 INTERPRETATION. The headings contained in this Agreement, the Cross License Agreement, the Asset Purchase Agreement and any other Ancillary Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any schedule or exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

         5.18 CONFLICTING AGREEMENTS. In the event of conflict between this Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail (other than as otherwise provided herein).

         5.19 PAYMENT OF EXPENSES. Except as otherwise provided in this Agreement or any other agreement between the parties relating to the Closing, all costs and expenses of the parties hereto in connection with the Closing, the preparation of this Agreement and the transactions contemplated hereby shall be paid by the party which incurs such costs or expenses.

         5.20 AUDITORS AND AUDITS; ANNUAL AND QUARTERLY STATEMENTS AND ACCOUNTING. Each party hereto agrees to cooperate in providing the other with such financial information as may be required in order to meet financial reporting obligations of the other party in a timely manner.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

         WHEREFORE, the parties have signed this Securities Purchase Agreement effective as of the Effective Date.

XGI TECHNOLOGY INC.                TRIDENT MICROSYSTEMS (FAR EAST) LTD.
a Taiwanese corporation            a Cayman Islands, B.W.I. corporation

By: /s/ Chris Lin                  By: /s/ Frank Lin

--------------------------------   ---------------------------------------------

Name: Chris Lin                    Name: Frank Lin

Title:   President                 Title:  President and Chief Executive Officer

                                LIST OF EXHIBITS

EXHIBIT           EXHIBIT
-------           -------
A                 TMFE Disclosure Schedule
B                 XGI Disclosure Schedule
C                 Cross License Agreement

                                    EXHIBIT A
                            TMFE Disclosure Schedule

None.

                                    EXHIBIT B
                             XGI Disclosure Schedule

None.

                                    EXHIBIT C

Cross License Agreement

                                       16